Former Governor of Iowa Terry E. Branstad Joins
Conmed Healthcare Management’s Board of Directors

La Plata, Maryland, March 19, 2007: - Conmed Healthcare Management (OTC BB: CMHM) today announced that Terry E. Branstad, the former Governor of Iowa, has joined the Company’s Board of Directors.

“Former Governor Branstad brings an incredible wealth of knowledge and wisdom to Conmed from having led the state of Iowa as its longest serving governor from 1983-1999,” stated Richard W. Turner, President and Chief Executive Officer of Conmed, “and when elected, he was the youngest governor in Iowa history. Additionally, Terry has served in a wide variety of leadership positions of national prominence. He is currently President of Des Moines University and was appointed by President George W. Bush to chair the President's Commission for Excellence in Special Education and the National Advisory Council for Positive Action for Teen Health, or PATH. The advisory council encourages action toward detecting adolescent mental illness.”

Upon his appointment to the board, Branstad stated, “Conmed is a dynamic company providing quality services to meet the health needs of inmates in county detention facilities.  I am proud to join its board of directors.”

After leaving the governor's office in 1999, Branstad established Branstad and Associates, L.C., located in West Des Moines, and became a partner in the firm of Kaufman, Patee, Branstad & Miller, a public policy firm based in Washington, D.C.

He also serves as a public member of the American Institute of Certified Public Accountants, which comprises both professional and public members who address such issues as student recruitment and professional ethics for CPAs, and on the boards of Iowa Health System, Cementech, Liberty Bank, Living History Farms and Advanced Analytical Technologies, Inc.

A native of Leland, Iowa, Branstad earned an undergraduate degree from the University of Iowa in 1969 and a law degree from Drake University in Des Moines in 1974. He was a partner in general law practice in Lake Mills, Iowa, from 1974 through 1982.

About Conmed

Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services 18 detention centers and facilities at the county level throughout the United States. Conmed’s services have expanded to include mental health, pharmacy and out-of-facility healthcare expenses.

This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors many of which are beyond the company’s control.

CONTACT:	Conmed Healthcare Management, Inc.
Thomas W. Fry
Chief Financial Officer
301-609-8460
tfry@conmed-inc.com

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